NEWS RELEASE for June 28, 2004 at 8:00AM Eastern Time

Contacts:	Investor Relations	Michele M. Szynal
	Palomar Medical Technologies Inc	The Gillette Company
	781-993-2411	617-421-7086
	ir@palomarmedical.com	Michele_Szynal@Gillette.com

PALOMAR MEDICAL AND GILLETTE ENTER INTO NEXT PHASE OF THEIR
AGREEMENT TO DEVELOP AND COMMERCIALIZE AHOME-USE, LIGHT-BASED
HAIR REMOVAL DEVICE FOR WOMEN

        BURLINGTON, MA (June 28, 2004) — Palomar Medical Technologies Inc (Nasdaq:PMTI) and The Gillette Company (NYSE: G) said today that they have completed the initial phase of their agreement, and both parties will move into the next phase.

        Palomar will now disclose additional proprietary information to assist the parties in completing the development and commercialization of a patented home-use, light-based hair removal device for women. In conjunction with entering this next phase, the parties have amended the agreement to provide for additional development funding to further technical innovations.

        The original agreement provided for $7 million in development funding from Gillette. Under the amendment, Gillette will provide $2.1 million in additional development funding over a 9-month extension of the development phase, which is now planned to be completed by August 31, 2006.

        Commenting on the agreement, Palomar Chief Executive Officer Joseph P. Caruso said, “We have had a fantastic first year. With excellent collaboration between research groups and complementary expertise on both sides, we have been able to accomplish our goals. Gillette has enhanced our approach and knowledge of the consumer market, and we are looking forward to the next phase.”

        Michael Buckley, Director of Emerging Technology Ventures for The Gillette Company commented, “We are pleased with the progress made and results observed during the first phase. The long-term potential of a light-based hair-removal product for use at home by women remains exciting.”

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

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Palomar/Gillette Page 2

        About Gillette: Founded in 1901, The Gillette Company is the world leader in male grooming, a category that includes blades, razors and shaving preparations, and in selected female grooming products, such as wet shaving products and hair epilation devices. In addition the Company holds the number one position worldwide in alkaline batteries and in manual and power toothbrushes.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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